UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2017

GRANITE FALLS ENERGY, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	000-51277	41-1997390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15045 Highway 23 SE, Granite Falls, MN	56241-0216
(Address of principal executive offices)	(Zip Code)

(320) 564-3100
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

On June 22, 2017, the board of directors (the “Board”) of Granite Falls Energy, LLC (the "Company") adopted an Annual Chief Executive Officer Cash Bonus Plan (the "Plan") to be effective retroactively to November 1, 2015.  The Company's chief executive officer and general manager, Steve Christensen, is the sole participant in the Plan.  The Plan replaces in its entirety the Company’s Cash Bonus Award Plan, of which Mr. Christensen was the sole participant.

Pursuant to the Plan, the Company will pay our chief executive officer an annual bonus equal to one quarter of one percent (0.0025%) of the annual consolidated net income of the Company, as reported in the Company’s annual audited consolidated financial statements. The bonus is generally to be assessed each year as of the end of the then current fiscal year (October 31),  once the Company’s auditors have completed their annual audit of the Company’s consolidated financial statements.  Under the Plan, the bonus payments will be paid in a cash lump sum payment within ninety (90) days following the end of the fiscal year (October 31).  In order to receive a bonus payment, the chief executive officer must be actively employed with the Company on the last day of the fiscal year.

In connection with the establishment of the Plan, the Board approved a retroactive bonus of $28,071 payable to our chief executive officer under the Plan for our 2016 fiscal year.  The Company paid the 2016 cash bonus award to Mr. Christensen or about June 22, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE FALLS ENERGY, LLC

Date: June 28, 2017	/s/ Stacie Schuler
Stacie Schuler, Chief Financial Officer